Exhibit 99.1

LINDBLAD EXPEDITIONS HOLDINGS, INC. EXPANDS OPERATIONS IN CORE GALÁPAGOS MARKET WITH ADDITION OF TWO NEW VESSELS

Bookings to Open Later this Month, with Two Newly Added Purpose-Built Ships to Set Sail in Early 2025

Lindblad Expeditions is the Longest-Standing International Operator in the Galápagos, Since Pioneering Expedition Cruising in the Region Together with Legendary Ecuadorian Eduardo Proaño in 1967

NEW YORK, NY – JUNE 12, 2024 – Lindblad Expeditions Holdings, Inc. (NASDAQ: LIND; the “Company” or “Lindblad Expeditions”), recognized global leader of adventure travel and the pioneer of modern expedition cruising, today announced that it has added two purpose-built Galápagos expedition vessels to join the Lindblad Expeditions-National Geographic fleet.

“We recognize and appreciate the immense privilege our Company has to operate and grow our expedition cruise offerings in the Galápagos Islands,” said Sven-Olof Lindblad, Founder and CEO of Lindblad Expeditions. “By sourcing well-appointed vessels and onboarding the most experienced crew and staff who meet our exacting standards of responsible exploration, we’re able to transport guests from around the world to the iconic archipelago and help them understand the importance of protecting and preserving its wonders and wildlife, as a consequence of their personal experience.”

He continued: “When my father, Lars-Eric Lindblad, led the first international citizen expedition to the Galápagos nearly 60 years ago, I don’t think he ever could have dreamed it would serve as the foundation for ecotourism in the archipelago and would be the catalyst for meaningful, positively impactful connections. We look forward to not only bringing more Lindblad Expeditions-National Geographic guests to the islands with the growth of our fleet, but also to having a greater positive social impact supporting conservation, education and the creation of livelihoods.”

Later this month, bookings will open for sale and the names of the two ships will be revealed. The first of the two new ships (formerly Celebrity Xpedition) is a 48-guest configuration and features two unique dining venues and 24 outward-facing cabins, including 13 balcony suites. Even more intimate, the second vessel (formerly Celebrity Xploration) is a 16-guest, eight-cabin catamaran perfect for family vacations, affinity groups, and private charters.

Following the closing of the transaction in January 2025, the ships will undergo multi-million-dollar revitalizations. Once complete, the ships will embody the spirit of adventure and extreme comfort, both synonymous with Lindblad Expeditions-National Geographic, and will celebrate the Company’s deep connection to the islands, Ecuador, and its people.

“For decades, Lindblad Expeditions has set the standards for sustainable tourism in Galápagos and been an extraordinary friend and supporter to the Charles Darwin Foundation and the greater conservation community in the islands,” said Rakan Zahawi, Executive Director of the Charles Darwin Foundation. “Together with community leaders, farmers, scientists and researchers, as well as Ecuadorians from Galápagos and the continent, Lindblad Expeditions has helped to uplift local communities and safeguard the archipelago’s precious species and habitats. We are grateful for their continued commitment to protecting, promoting, and preserving our home, while showcasing its beauty to responsible travelers.”

Lindblad Expeditions has been the global leader and pioneer of modern expedition cruising in the Galápagos since leading the first-ever non-scientific international civilian expedition to the region in 1967. For years, the Company has operated two ships in the region, the state-of-the-art 96-guest National Geographic Endeavour II and the 48-guest former mega-yacht turned expedition vessel National Geographic Islander II, and offers six immersive itineraries across more than 100 departures year-round. The addition of the newly added 48-guest and 16-guest ships will double the size of the Company’s Galápagos fleet.

To learn more about Lindblad Expeditions-National Geographic’s offerings in the Galápagos, visit www.expeditions.com/destinations/galapagos. Information about Lindblad Expeditions’ growing fleet of 17—soon to be 19—owned, leased and chartered expedition vessels can be found at www.expeditions.com/about/fleet.

About Lindblad Expeditions Holdings, Inc.:

Lindblad Expeditions Holdings, Inc. is an expedition travel company that focuses on ship-based voyages through its Lindblad Expeditions brand and land-based travel through its subsidiaries, Natural Habitat, Inc. (“Natural Habitat”), Off the Beaten Path LLC (“Off the Beaten Path”), DuVine Cycling + Adventure Co. (“DuVine”) and Classic Journeys, LLC (“Classic Journeys”).

Lindblad Expeditions works in collaboration with National Geographic to inspire people to explore and care about the planet. The organizations work in tandem to produce innovative marine expedition programs and promote conservation and sustainable tourism around the world. The educationally oriented voyages of Lindblad Expeditions-National Geographic allow guests to interact with and learn from leading scientists, naturalists and researchers while discovering stunning natural environments, above and below the sea, through state-of-the-art exploration tools.

Natural Habitat's adventures include polar bear tours in Churchill, Canada, Alaskan grizzly bear adventures and African safaris.

Classic Journeys is a luxury cultural walking tour company that operates a portfolio of curated tours centered around cinematic walks led by expert local guides. Classic Journeys offers active small-group and private custom journeys in over 50 countries around the world.

DuVine designs and leads luxury bike tours in the world's most amazing destinations, from Italy's sun-bleached villages and the medieval towns of Provence to Portugal's Douro Valley and the vineyards of Napa, California. Guests bike, eat, drink, and sleep their way through these regions and many more while sampling the finest cuisine, hotels and wine.

Off the Beaten Path is an outdoor, active travel company offering guided small group adventures and private custom journeys that connect travelers with the wild nature and authentic culture of their destinations. Off the Beaten Path's trips extend across the globe, with a focus on exceptional national park experiences in the Rocky Mountains, Desert Southwest and Alaska.

Media Contact:

Bradley Norman, Lindblad Expeditions: bradleyn@expeditions.com

SOURCE Lindblad Expeditions Holdings, Inc.

###